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                                                                    EXHIBIT 8.1

                               PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190


TELEPHONE: (617) 573-0100                             FACSIMILE: (617) 227-4420

                                  June 30, 2000

Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

Ladies and Gentlemen:

         We have acted as counsel to Genzyme Corporation ("Genzyme"), a Massachusetts corporation, in connection with (1) the proposed amendment and restatement of the Genzyme charter to create the GBS Division Common Stock and cancel the GSP Division Common Stock and the GTR Division Common Stock, and the proposed exchange of the outstanding shares of GSP Division Common Stock and GTR Division Common Stock for shares of GBS Division Common Stock (collectively, the "Recapitalization") and (2) the proposed merger (the "Merger") of Biomatrix, Inc. ("Biomatrix"), a Delaware corporation, with and into Seagull Merger Corporation ("Merger Sub"), a Massachusetts corporation and a wholly-owned subsidiary of Genzyme. The Recapitalization and the Merger will be consummated pursuant to an Agreement and Plan of Merger dated as of March 6, 2000, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of April 17, 2000 (the "Merger Agreement"), by and among Genzyme, Merger Sub and Biomatrix. The Recapitalization and the Merger are described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto.

         In preparing this opinion, we have examined and relied upon (i) the Restated Articles of Organization of Genzyme, as amended to date (the "Restated Articles"), (ii) the Definitive Proxy Statement on Schedule 14A, as filed by Genzyme with the Securities and Exchange Commission on April 18, 2000 (the "Definitive Proxy Statement"), (iii) the Merger Agreement, (iv) the Joint Proxy Statement/Prospectus included in the Registration Statement (the "Joint Proxy Statement"), (v) the tax representation letters delivered to us by Genzyme, Merger Sub and Biomatrix in connection with this opinion (the "Representation Letters"), and (vi) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Recapitalization and the Merger as described in the Joint Proxy Statement are true, correct and complete in all material respects; that all representations and warranties contained in the Joint Proxy Statement, the Merger Agreement and the Representation Letters are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times

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Genzyme Corporation
June 30, 2000
Page 2

through the Effective Time; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; that the terms of the GSP Division Common Stock and GTR Division Common Stock exchanged for GBS Division Common Stock in the Recapitalization will be substantially in the form set forth in either Appendix A of the Definitive Proxy Statement or the Restated Articles; that the terms of the GBS Division Common Stock issued in the Recapitalization and the Merger will be substantially in the form set forth in Annex F of the Joint Proxy Statement, that the Recapitalization will be consummated prior to or at the Effective Time and the Merger will be consummated at the Effective Time pursuant to the terms, conditions and covenants set forth in the Merger Agreement (including, without limitation, the effecting of the Merger in accordance with the General Corporation Law of the State of Delaware and the Massachusetts Business Corporation Law) without the waiver or modification of any such terms, conditions and covenants; and that Genzyme, Merger Sub and Biomatrix each will comply with all reporting obligations required under the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations with respect to the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

         Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

         No ruling has been or will be sought from the IRS by Genzyme as to the United States federal income tax consequences of any aspect of the Recapitalization or by Genzyme, Biomatrix and Merger Sub as to the United States federal income tax consequences of any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         Based upon and subject to the foregoing, it is our opinion that for United States federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the discussion of United States federal income tax law contained in the Joint Proxy Statement under the heading "Material United States Federal Income Tax Consequences of the Merger and the Recapitalization," subject to the limitations and qualifications described therein, is correct and describes the material United States federal income tax consequences of the Recapitalization and the Merger.

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Genzyme Corporation
June 30, 2000
Page 3


         Our opinion addresses only the specific United States federal income tax consequences of the Recapitalization and the Merger set forth herein, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger or any other transaction (including any transaction other than the Recapitalization undertaken in connection with the Merger).

         This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the use of our name under the caption "Material United States Federal Income Tax Consequences of the Merger and the Recapitalization" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Palmer & Dodge LLP
                                           Palmer & Dodge LLP